Exhibit 99.906CERT

I, Frederick F. Cripe, President and I, Darryl Baltimore, Treasurer of Allstate Financial Investment Trust (the “Registrant”), certify, to the best of each such officer’s knowledge and belief, that:

1.                                       The N-CSR of the Registrant (the “Report”) fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2.                                       The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Registrant.

By:	/s/ Frederick F. Cripe
Frederick F. Cripe, President
Allstate Financial Investment Trust

Date:	May 1, 2009

By:	/s/ Darryl Baltimore
Darryl Baltimore, Treasurer
Allstate Financial Investment Trust

Date:	May 1, 2009